Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

November 20, 2014

€3,800,000,000

AT&T Inc.

€1,500,000,000 FLOATING RATE GLOBAL NOTES DUE 2019

€1,500,000,000 1.450% GLOBAL NOTES DUE 2022

€800,000,000 2.600% GLOBAL NOTES DUE 2029

ISSUER:	AT&T Inc. (“AT&T”)
TITLE OF SECURITIES:	Floating Rate Global Notes due 2019 (the “2019 Notes”), 1.450% Global Notes due 2022 (the “2022 Notes”), and 2.600% Global Notes due 2029 (the “2029 Notes” and, together with the 2019 Notes and 2022 Notes, the “Notes”)
TRADE DATE:	November 20, 2014
SETTLEMENT DATE:	December 2, 2014 (T+7)
MATURITY DATE:	June 4, 2019 for the 2019 Notes June 1, 2022 for the 2022 Notes December 17, 2029 for the 2029 Notes
AGGREGATE PRINCIPAL AMOUNT OFFERED:	2019 Notes: €1,500,000,000 2022 Notes: €1,500,000,000 2029 Notes: €800,000,000
REFERENCE EUR MIDSWAP:	2022 Notes: Interpolated 7-yr and 8-yr Mid-Swaps 2029 Notes: Interpolated 15-yr and 16-yr Mid-Swaps
REFERENCE EUR MIDSWAP RATE:	2022 Notes: 0.711% 2029 Notes: 1.414%
REOFFER SPREAD TO EUR MIDSWAP:	2022 Notes: 78 bps 2029 Notes: 120 bps
REFERENCE GOVERNMENT SECURITY:	2022 Notes: DBR 2.000% due January 2022 2029 Notes: DBR 4.750% due July 2028
REFERENCE GOVERNMENT PRICE/RATE:	2022 Notes: 111.260% / 0.392% 2029 Notes: 145.120% / 1.149%
REOFFER SPREAD TO GOVERNMENT SECURITY:	2022 Notes: 109.9 bps 2029 Notes: 146.5 bps
PRICE TO PUBLIC (ISSUE PRICE):	2019 Notes: 100.000% 2022 Notes: 99.714% 2029 Notes: 99.826%
REOFFER YIELD:	2022 Notes: 1.491% 2029 Notes: 2.614%
FEES:	2019 Notes: 23 bps 2022 Notes: 30 bps 2029 Notes: 40 bps

ALL-IN YIELD:	2022 Notes: 1.534% 2029 Notes: 2.647%
PRICE TO AT&T:	2019 Notes: 99.770% 2022 Notes: 99.414% 2029 Notes: 99.426%
NET PROCEEDS:	2019 Notes: €1,496,550,000 2022 Notes: €1,491,210,000 2029 Notes: €795,408,000
USE OF PROCEEDS:	General corporate purposes.
UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $1,500,000 of AT&T’s expenses.
INTEREST RATE:	2019 Notes: Applicable EURIBOR Rate (based on the three-month EURIBOR) plus 58 basis points 2022 Notes: 1.450% per annum 2029 Notes: 2.600% per annum
INTEREST PAYMENT DATES:

2019 Notes: Quarterly on each December 4, March 4, June 4 and September 4, commencing March 4, 2015; provided however, that if any such interest payment date would fall on a day that is not a EURIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding EURIBOR business day; and provided further, that if the date of maturity is not a EURIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

2022 Notes: Annually on June 1, commencing on June 1, 2015

2029 Notes: Annually on December 17, commencing on December 17, 2015

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.
INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:

2019 Notes: None.

2022 Notes: At any time prior to March 1, 2022, in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 20 basis points for the 2022 Notes. At any time on or after March 1, 2022, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed.

2029 Notes: At any time prior to September 17, 2029, in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the 2029 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 25 basis points for the 2029 Notes. At any time on or after September 17, 2029, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed.

Accrued and unpaid interest on the Notes of each series will be payable to the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.
TAX CALL:	Comparable to prior AT&T transactions.
ISIN:	2019 Notes: XS1144084099 2022 Notes: XS1144086110 2029 Notes: XS1144088165
CUSIP:	2019 Notes: 04650N AC8 2022 Notes: 04650N AD6 2029 Notes: 04650N AE4
COMMON CODE:	2019 Notes: 114408409 2022 Notes: 114408611 2029 Notes: 114408816
LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	Registered form only (not bearer). There will be a Global Note deposited with a common depositary for Euroclear and Clearstream for each issue.
STABILIZATION:	FCA
DAY COUNT FRACTION:	2019 Notes: ACTUAL/360, modified following, adjusted 2022 Notes: ACTUAL/ACTUAL (ICMA), following, unadjusted 2029 Notes: ACTUAL/ACTUAL (ICMA), following, unadjusted
RATINGS:	Moody’s: A3 (Review for Downgrade), S&P: A- (Negative Outlook), Fitch: A (Rating Watch Negative)
JOINT BOOKRUNNERS:	BNP Paribas Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc Merrill Lynch International
REFERENCE DOCUMENT:	Prospectus Supplement, dated November 20, 2014; Prospectus, dated March 18, 2013.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BNP PARIBAS AT 1-800-854-5674, CREDIT SUISSE SECURITIES (EUROPE) LIMITED AT 020-7888-4021, J.P. MORGAN SECURITIES PLC AT 44-20-7134-2468 OR MERRILL LYNCH INTERNATIONAL AT 1-800-294-1322 (TOLL FREE) OR EMAILING DG.PROSPECTUS_REQUESTS@BAML.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.